EXHIBIT 10.12
ITT Corporation
Change in Control Severance Pay Plan
And
Summary Plan Description
(amended and restated as of January 1, 2015)
1.    Purpose
The purpose of this ITT Corporation Change in Control Severance Pay Plan (“Plan”) is to assist in occupational transition by providing Severance Benefits, as defined herein, for employees of ITT Corporation (“ITT”) and its participating subsidiary companies (including any successor to a participating subsidiary that continues to be wholly owned, directly or indirectly, by ITT) (with ITT, collectively or individually, as the context requires, the “Company”) covered by this Plan whose employment is terminated under conditions set forth in this Plan. This document is designed to serve as both the Plan document and the summary plan description for the Plan. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of the Plan, as interpreted by the Plan Administrator (identified below).
The Company has the sole discretion to determine whether an employee may be considered eligible for benefits under the Plan. Nothing in the Plan will be construed to give any employee the right to continue in the employment of the Company. The Plan is unfunded, has no trustee and is administered by the Plan Administrator. The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §1002(1), and 29 C.F.R. §2510.3-2(b). Please review the section entitled “Amendment and Termination of the Plan” regarding the Company’s reservation of rights. To the maximum extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Plan is intended to be a “separation pay plan” under Section 409A of the Code, in accordance with the final regulations issued thereunder and related guidance, and shall be maintained, interpreted and administered accordingly.
GENERAL INFORMATION
1.    Plan Name:                ITT Corporation Change in Control Severance Pay Plan
2.    Plan Number:                556
3.    Employer/Plan Sponsor:        ITT Corporation
1133 Westchester Ave.
White Plains, NY 10604
914-641-2000

4.    Employer Identification Number:    13-5158950
5.    Type of Plan:                Welfare Benefit – Severance Pay Plan
6.    Plan Administrator:            ITT Benefits Administration Committee
ITT Corporation
1133 Westchester Ave.
White Plains, NY 10604

7. Agent for Service of	ITT Corporation Chief

Legal Process:	Human Resources Officer

ITT Corporation
1133 Westchester Ave.
White Plains, NY 10604
914-641-2000

Service of legal process may also be made on the Plan Administrator

8. Sources of Contributions:	The Plan is unfunded and all benefits are paid from the general assets of the Company.

9. Type of Administration:	The Plan is administered by the Plan Administrator with benefits provided in accordance with the provisions of the applicable Plan document.

10. Plan Year:	The Plan’s fiscal records are kept on a fiscal year basis ending December 31.
2.    Covered Employees
Covered employees under this Plan (“Employees”) are each person who (a) is a full-time salaried employee of the Company or a part-time employee of the Company who is regularly scheduled to work at least twenty (20) hours per week year-round and (b)  is a headquarters employee paid under a United States payroll of the Company at the time of the Acceleration Event (other than executives covered by the ITT Senior Executive Change in Control Severance Pay Plan). However, the following individuals are not Employees covered under this Plan:

i.	any person who provides service as an intern, special project employee or other temporary or contract employee;

ii.	any person whose terms and conditions of employment are determined through a collective bargaining agreement, unless the collective bargaining agreement provides for participation in the Plan;

iii.	any person performing services for the Company pursuant to an arrangement with a third party leasing organization (regardless of whether such person is a common law employee of the Company);

iv.	employees who are covered under the ITT Corporation Senior Executive Change in Control Severance Pay Plan;

v.
any individual who is party to, or otherwise covered under, another agreement, plan, arrangement or program providing severance (other than a broad-based severance plan such as the ITT Corporation Severance Pay Plan); and

vi.
any person whom the Company does not, in its sole discretion, classify initially as a common law employee (even if such person is subsequently classified as an employee by a government agency or court).

After the occurrence of an Acceleration Event, the terms “ITT”, “ITT Subsidiary” and “Company” as used herein shall also include, respectively and as the context requires, any successor company to ITT or any successor company to any ITT Subsidiary and any affiliate of any such successor company.
3.     Definitions
An “Acceleration Event” shall occur if (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934

(the “Act”) disclosing that any person (within the meaning of Section 13(d) of the Act), other than ITT or a subsidiary of ITT or any employee benefit plan sponsored by ITT or a subsidiary of ITT, is the beneficial owner directly or indirectly of twenty percent (20%) or more of the outstanding Common Stock $1 par value, of ITT (the “Stock”); (ii) any person (within the meaning of Section 13(d) of the Act), other than ITT or a subsidiary of ITT, or any employee benefit plan sponsored by ITT or a subsidiary of ITT, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock of ITT (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of twenty percent (20%) or more of the outstanding Stock of ITT (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock); (iii) the consummation of (A) any consolidation, business combination or merger involving ITT, other than a consolidation, business combination or merger involving ITT in which holders of Stock immediately prior to the consolidation, business combination or merger (x) hold fifty percent (50%) or more of the combined voting power of ITT (or the corporation resulting from the merger or consolidation or the parent of such corporation) after the merger and (y) have the same proportionate ownership of common stock of ITT (or the corporation resulting from the merger or consolidation or the parent of such corporation), relative to other holders of Stock immediately prior to the merger, business combination or consolidation, immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of ITT, (iv) there shall have been a change in a majority of the members of the Board of Directors of ITT within a 12-month period unless the election or nomination for election by ITT’ stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who (x) were directors at the beginning of such 12-month period or (y) whose nomination for election or election as directors was recommended or approved by a majority of the directors who were directors at the beginning of such 12-month period or (v) any person (within the meaning of Section 13(d) of the Act) (other than ITT or any subsidiary of ITT or any employee benefit plan (or related trust) sponsored by ITT or a subsidiary of ITT) becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Act) of twenty percent (20%) or more of the Stock.
“Cause” shall mean action by the Employee involving willful malfeasance or gross negligence or the Employee’s failure to act involving material nonfeasance that would tend to have a materially adverse effect on the Company. No act or omission on the part of the Employee shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.
“Enhanced Severance Period” shall mean the period, expressed in weeks, equal to the sum of (x) two times the normal severance pay or termination pay period of weeks for the Employee (the “Normal Severance Period”), determined as if the Employee were an employee of the same grade, and having the same years of service, covered by and eligible for the severance pay or termination pay plans or policies at ITT Headquarters, White Plains, New York, as in effect immediately preceding an Acceleration Event and (y) four (4) weeks (in lieu of notice of termination), provided that the Enhanced Severance Period shall not exceed 108 weeks and shall not be less than the Minimum Severance Period.
“Enhanced Week’s Pay” shall mean the sum of (x) the current annual base salary rate paid to the Employee at the time of Employee’s termination of employment and (y) the current target annual bonus or target employee incentive award with respect to the Employee at the time of Employee’s termination of employment, divided by 52 weeks. The “base salary rate” for a part-time employee is based on the employees’ actual rate of pay.
“Good Reason” shall mean (i) without the Employee’s express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates within 30 days after receipt of notice thereof given by the Employee, (A) a reduction in the Employee’s annual base compensation (whether or not deferred), (B) the assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (C) any other action by the Company or its affiliates which results in a material diminution in such position, authority, duties or responsibilities; (ii) without the Employee’s express written consent, the Company’s requiring the Employee’s work location to be other than within twenty-five (25) miles of the location where such Employee was principally working immediately prior to the Acceleration Event; or (iii) any failure by the Company to obtain the express written assumption of this Plan from any successor to the Company; provided that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Employee’s knowledge thereof, unless the Employee has given the Company notice thereof prior to such date.
“Minimum Severance Period” shall mean (i) with respect to Employees with less than twenty (20) years of service with the Company, twenty-six (26) weeks, (ii) with respect to Employees with between twenty (20) and twenty-five (25) years of service with the Company, 52 weeks, (iii) with respect to Employees with greater than twenty-five (25) years of service with the Company but less than or equal to thirty (30) years of service with the Company, seventy-eight (78) weeks and (iv) with respect to Employees with greater than thirty (30) years of service with the Company, one hundred and four (104) weeks. For purposes hereof, “years of service” shall have the same meaning as in the termination pay plans or policies at ITT Headquarters, White Plains, New York, as in effect immediately preceding an Acceleration Event and shall be determined as of the date of the Employee’s termination of employment with the Company.
“Potential Acceleration Event” shall mean any execution of an agreement, the commencement of a tender offer or any other transaction or event that if consummated would result in an Acceleration Event.
4.    Severance Benefits Upon Termination of Employment
If an Employee’s employment with the Company is terminated due to a Qualifying Termination, he or she shall receive the severance benefits set forth in Section 5 hereof (“Severance Benefits”). For purposes hereof, (i) a “Qualifying Termination” shall mean a termination of an Employee’s employment with the Company either (x) by the Company without Cause (A) within the two (2) year period commencing on the date of the occurrence of an Acceleration Event or (B) prior to the occurrence of an Acceleration Event and either (1) following the public announcement of the transaction or event which ultimately results in such Acceleration Event or (2) at the request of a party to, or participant in, the transaction or event which ultimately results in an Acceleration Event; or (y) by an Employee for Good Reason within the two (2) year period commencing with the date of the occurrence of an Acceleration Event and (ii) a determination by an Employee that he or she has “Good Reason” hereunder shall be final and binding on the parties hereto unless the Company can establish by a preponderance of the evidence that “Good Reason” does not exist.
5.    Severance Benefits
Severance Benefits for Employees:
•    Accrued Rights — The Employee’s base salary through the date of termination of employment, any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year, reimbursement for any unreimbursed business expenses properly incurred by the Employee in accordance with Company policy prior to the date of the Employee’s termination of employment and such employee benefits, if any, as to which the Employee may be entitled under the employee benefit plans of the Company, including without limitation, the payment of any accrued or unused vacation under the Company’s vacation policy.
•    Severance Pay — The number of weeks of the Employee’s Enhanced Severance Period times the Employee’s Enhanced Week’s Pay, paid in the form described in Section 6 below.

•    Benefits
COBRA Subsidy
In the absence of any other determination by the Company, if you are enrolled in one of the Company’s medical and/or dental or vision plans immediately prior to your termination date, you will receive a COBRA Subsidy if you elect COBRA Continuation Coverage under the plan(s) and sign the Release to receive the severance payments described herein. The COBRA Subsidy is paid as follows: During the first six months of COBRA Continuation Coverage, which begins on the first day of the month following your termination date, the Company will pay the portion of your COBRA premium for the medical, dental and/or vision coverage under COBRA, if any, that exceeds the premium you would have paid for such coverage if your employment had not been terminated.

To receive COBRA Continuation Coverage you must elect the coverage and pay the required premiums when due. Unless the Company determines otherwise, COBRA premium payments by employees will be on an after tax basis and will be billed by a third party administrator. COBRA Continuation Coverage will be governed by and will terminate in accordance with the provisions of the medical, dental, Flexible Spending Account, vision and/or employee assistance plan, if applicable, in which you participate.

Payment of a lump sum amount (“Savings Plan Lump Sum Amount”) equal to the number of weeks of the Employee’s Enhanced Severance Period times the following amount: the highest annual base salary rate determined above under “Enhanced Week’s Pay”, divided by 52 weeks, times the highest percentage rate of Company Contributions (not to exceed seven percent (7%)) with respect to the Employee under the ITT Retirement Savings Plan and/or the ITT Supplemental Retirement Savings Plan (or corresponding savings plan arrangements (i) outside the United States or (ii) as may be designated by an Authorized Officer of Designee) (“Savings Plans”) (including matching contributions and floor contributions) at any time during the three (3) year period immediately preceding the Employee’s termination of employment or the three (3) year period immediately preceding the Acceleration Event. This provision shall apply to any Employee who is a member of any of the Savings Plans at any time during such three (3) year period.
• Outplacement - Outplacement services for one (1) year.
With respect to the provision of benefits described above during the above period equal to the Employee’s Enhanced Severance Period, if, for any reason at any time the Company is unable to treat the Employee as being eligible for ongoing participation in any Company employee benefit plans in existence immediately prior to the termination of employment of the Employee, and if, as a result thereof, the Employee does not receive a benefit or receives a reduced benefit the Company shall provide a reasonable financial payment to compensate the Employee for the loss or reduction of the benefit in a manner consistent with Section 15 below.
Release Required
Subject to applicable law, in order to receive any severance payment benefits, you must sign and not revoke a waiver/release (the “Release”), in a form provided by the Company, of all claims arising out of your employment relationship with the Company and the termination of that relationship. In addition, if you are an hourly employee with recall rights, you must agree to waive those rights in order to receive any severance payment benefits. You must also return all Company property in your possession, including files, manuals, keys, access cards, credit cards and Company-owned equipment. You may also be required, in the discretion of the Company, to reaffirm or agree to the Company Confidentiality, Non-Compete, and Intellectual Property Assignment Agreement or any confidentiality, non-competition or non-disparagement agreements previously entered into between you and the Company and you may be required to agree to such additional terms and conditions related to the termination of your employment relationship with the Company that the Company, in its sole discretion, decides to require as a condition of receiving severance payments hereunder.
6.    Form of Payment of Severance Pay and Lump Sum Payments
Severance Pay shall be paid in cash, in non-discounted equal periodic installment payments corresponding to the frequency and duration of the severance payments that the Employee would have been entitled to receive under the Normal Severance Period. The Savings Plan Lump Sum Amount shall be paid in cash within thirty (30) calendar days after the date the employment of the Employee terminates (subject to the execution of a release, which becomes irrevocable, as described in Section 5). The timing of payments are subject to Section 15.
7.    Termination of Employment — Other
The Severance Benefits shall only be payable upon an Employee’s termination of employment due to a Qualifying Termination; provided, that if, following the occurrence of an Acceleration Event, an Employee is terminated due to the Employee’s death or disability (as defined in the long-term disability plan in which the Employee is entitled to participate (whether or not the Employee voluntarily participates in such plan)) and, at the time of such termination, the Employee had grounds to resign with Good Reason, such termination of employment shall be deemed to be a Qualifying Termination.
8.    Administration of Plan
The ITT Benefits Administrative Committee will be the Plan Administrator and the named fiduciary of the Plan for purposes of ERISA. The authority and duties of the Plan Administrator are described in this section and in such charters or other documents as may be adopted from time to time.
The Plan Administrator will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan, to resolve disputed issues of fact, and to make determinations regarding eligibility for benefits (other than determinations under “Eligibility” that are reserved to the Company). The Plan Administrator shall correct any defect, reconcile any inconsistency, and supply any omission with respect to the Plan. The decisions of the Plan Administrator in all matters relating to the Plan that are within the scope of his/her authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.
9.    Termination or Amendment
ITT Corporation reserves the right to amend or terminate the Plan, in whole or in part, at any time and for any reason. Such action shall be taken by the Board of Directors of ITT Corporation (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”), or a person or committee delegated by the Board or Compensation Committee. The authority and duties of the Compensation Committee are described in such charters or other documents as may be adopted from time to time.
Notwithstanding the fact that ITT may terminate or amend this Plan (“Plan Change”) at any time, following the occurrence of (i) an Acceleration Event or (ii) a Potential Acceleration Event, no Plan Change that would adversely affect any Employee may be made without the prior written consent of such Employee affected thereby; provided, however, that (ii) above shall cease to apply if such Potential Acceleration Event does not result in the occurrence of an Acceleration Event.

10.    Offset
Any Severance Benefits provided to an Employee under this Plan shall be offset in a manner consistent with Section 15 by reducing (x) any Severance Pay hereunder by any severance pay, salary continuation pay, termination pay or similar pay or allowance and (y) any other Severance Benefits hereunder by corresponding employee benefits, or outplacement services, which the Employee receives or is entitled to receive, (i) pursuant to any other Company policy, practice program or arrangement, (ii) pursuant to any Company employment agreement or other agreement with the Company, or (iii) by virtue of any law, custom or practice excluding, however, any unemployment compensation in the United States, unless the Employee voluntarily expressly waives (which the Employee shall have the exclusive right to do) in writing any such respective entitlement.
Any amounts due under this Plan may be reduced by the Company, in a manner consistent with Section 15, by any amount that the Employee owes to the Company, including under the Company’s clawback or recoupment policy, as such policy may be amended from time to time.
11.    Excise Tax
In the event that it shall be determined that any Payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the aggregate of all Payments shall be reduced so that the Present Value of the aggregate of all Payments does not exceed the Safe Harbor Amount; provided, however, that no such reduction shall be effected, if the Net After-tax Benefit to Employee of receiving all of the Payments exceeds the Net After-tax Benefit to Employee resulting from having such Payments so reduced. In the event a reduction is required pursuant hereto, the order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation on a pro rata basis, and lastly medical and dental coverage.
For purposes of this Section 11, the following terms have the following meanings:
(i) “Net After-tax Benefit” shall mean the Present Value of a Payment net of all federal state and local income, employment and excise taxes imposed on Employee with respect thereto, determined by applying the highest marginal rate(s) applicable to an individual for Employee’s taxable year in which the Change in Control occurs.
(ii) “Payment” means any payment or distribution or provision of benefits by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reductions required by this Section 11.
(iii) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code.
(iv) “Safe Harbor Amount” shall be an amount expressed in Present Value which maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.
All determinations required to be made under this Section 11, including whether and when a reduction is required and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm mutually agreed to by the Employee and the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within ten (10) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any reduction, the Employee shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such payment is made.

All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no excise tax is payable by the Employee, it shall so indicate to the Employee in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.
12.    Miscellaneous
The Employee shall not be entitled to any notice of termination or pay in lieu thereof except as included as part of Severance Pay as provided herein.
Severance Benefits under this Plan are paid entirely by the Company from its general assets.
This Plan is not a contract of employment, does not guarantee the Employee employment for any specified period and does not limit the right of the Company to terminate the employment of the Employee at any time.
If an Employee should die while any amount is still payable to the Employee hereunder had the Employee continued to live, all such amounts shall be paid in accordance with this Plan to the Employee’s designated heirs or, in the absence of such designation, to the Employee’s estate.
The numbered section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.
If, for any reason, any one or more of the provisions or part of a provision contained in this Plan shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Plan not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law remain in full force and effect.
The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof.
The Plan shall be binding on all successors and assigns of the ITT and an Employee.
13.    Notices
Any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
ITT Corporation
1133 Westchester Avenue
White Plains, New York 10604 Attention: General Counsel
If to Employee:

To the most recent address of Employee set forth in the personnel records of ITT.

14.    Adoption Date
This Plan was initially adopted by ITT on April 15, 1997 (“Adoption Date”) and does not apply to any termination of employment which occurred or which was communicated to the Employee prior to the Adoption Date.
15.    Section 409A
This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Employee’s termination of employment with the Company the Employee is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six months following the Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 15 shall be paid to the Employee in a lump sum and (ii) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).
Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. To the extent that any payment under this Plan is subject to Section 409A and is deemed to be a substitution for any payment under another arrangement, the payment shall be made under this Plan at the same time or under the same schedule as specified under such other arrangement (as determined under Section 409A). All payments to be made upon a termination of employment that constitute deferred compensation under this Plan may only be made upon a “separation from service” as defined under Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of payment. Any separation payment that constitutes deferred compensation under Section 409A of the Code, that is conditioned upon a release, and that is due during a sixty-day period immediately following separation from service that spans two calendar years shall be paid in the second of such calendar years. The Company shall consult with Employees in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Employees with respect thereto.
16. Claims Procedure
Adverse Benefit Determinations
If you have been determined to be eligible or ineligible to receive benefits under the Plan, you may contest the determination of eligibility and/or the administration of the benefits by completing and filing a written claim for reconsideration with the Plan Administrator. If the Plan Administrator denies a claim in whole or in part, the Plan Administrator will provide notice to you, in writing, within ninety (90) days after the claim is filed, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to you prior to the termination of the initial ninety-day period. The extension shall not exceed a period of ninety (90) days from the end of the initial period of time and the extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit decision. You may not file a claim for benefits under the Plan more than one (1) year after the date of your termination of employment with the Company.
The written notice of a denial of a claim shall set forth, in a manner calculated to be understood by you:

1.	the specific reason or reasons for the denial;

2.	reference to the specific Plan provisions on which the denial is based;

3.	a description of any additional material or information necessary for you to perfect the claim and an explanation as to why such information is necessary; and

4.
an explanation of the Plan’s claims procedure and the time limits applicable to such procedures, including a statement of your right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

Appeal of Adverse Benefit Determinations
You or your duly authorized representative shall have an opportunity to appeal a claim denial to the Plan Administrator for a full and fair review. You or your duly authorized representative may:

1.	request a review upon written notice to the Plan Administrator within sixty (60) days after receipt of a notice of the denial of a claim for benefits;

2.	submit written comments, documents, records, and other information relating to the claim for benefits; and

3.	examine the Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to your claim for benefits.
The Plan Administrator’s review shall take into account all comments, documents, records, and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered by the Plan Administrator in the initial benefit determination. A determination on the review by the Plan Administrator will be made not later than sixty (60) days after receipt of a request for review, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to you prior to the termination of the initial sixty-day period. The extension shall not exceed a period of sixty (60) days from the end of the initial period and the extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Plan Administrator expects to render the determination on review. However, if the Plan Administrator holds regularly scheduled meetings at least quarterly, the Plan Administrator shall instead make a benefit determination no later than the date of the meeting of the Plan Administrator that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting following the plan's receipt of the request for review. If such an extension of time for review is required because of special circumstances, the Plan Administrator shall provide the Executive with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension.

The written determination of the Plan Administrator shall set forth, in a manner calculated to be understood by you:

1.	the specific reason or reasons for the decision;

2.	reference to the specific Plan provisions on which the decision is based;

3.	your right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

4.	a statement of your right to bring a civil action under section 502(a) of ERISA.
No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If you or any other interested person challenges a decision of the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth above. Facts and evidence that become known to you or any other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.
17. Action By The Company
Any action taken by the Company under the Plan shall be taken by ITT Corporation.
18. ERISA Rights Statement
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
Receive Information about Your Plan and Benefits

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations such as worksites, all documents governing the Plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries”, have a duty to do so prudently and in the interests of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the plan document or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your Plan, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.